Exhibit 10.11

AGREEMENT

THIS AGREEMENT is made on the 1st day of October, 2011 BETWEEN:

1.	Goldenway Investments Holdings Limited (the “GIHL”) of Suites 3702-04, Tower 6, The Gateway, Harbour City, Tsimshatsui, Kowloon, Hong Kong; and

2.	Goldenway Precious Metals Limited (the “GPML”) of Room 1209, Tower One, China Hong Kong City, Canton Road, Tsimshatsui, Kowloon, Hong Kong.

WHEREAS

The GPML agreed to share the Operating Costs (as defined in “A” below) with the GIHL during the Service Period (as defined in “B” below).

The Operating Costs shall be proportionally calculated in accordance with the number of related labours employed in the GPML.

A.

“Operating Costs” includes all actual operating expenses incurred in the ordinary course of business but excludes capital expenses (i.e., preliminary expenses, stamp duty, depreciation of any tangible fixed assets and gain or loss on disposal of any tangible fixed assets), which were directly related to the GPML.

B.	“Service Period” commences from 1st October 2011, until the termination notice is tendered by either party.

The Operating Costs shall be payable at the end of each month or on demand by the GIHL.

Either the GIHL or the GPML has an option to terminate this agreement by serving one month prior notice in writing to the other party.

For and on behalf of	For and on behalf of
Goldenway Investments Holdings Limited	Goldenway Precious Metals Limited

/s/ Ricky Wai Lam Lai	/s/ Tang Wai Kee
Ricky Wai Lam Lai	Tang Wai Kee
Director	Director